Exhibit 4.15

FIFTH AMENDMENT

This Fifth Amendment, effective as ofthe date set forth above the signatures ofthe parties below, amends the Exclusive Patent License Agreement dated October 24, 1997 (“AGREEMENT”) between the Massachusetts Institute of Technology (“M.l.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Cheung Laboratories, Inc.

WHEREAS, in 1997 Cheung Laboratories, Inc. was renamed Celsion Corporation, and in 2000 was reincorporated as a Delaware corporation (“LICENSEE”), having its principal office at 10220-L Old Columbia Road, Columbia, MD 21046-2364;

WHEREAS, in 2006, Celsion Corporation transferred the APA technology to a wholly owned subsidiary named Celsion Canada, having a place of business at 8320 Guilford Rd, Suite A, Columbia, MD, 21046 USA.

WHEREAS, in 2008 Celsion Canada merged into a public listed company in Canada and renamed Medifocus, Inc. (“LICENSEE”), presently having its manufacturing and R&D office at principal office at 8320 Guilford Rd, Suite A, Columbia, MD, 21046 USA.

WHEREAS, the AGREEMENT was previously amended June 1, 2009; and

WHEREAS, LICENSEE and M.I.T. wish to modify the provisions of the AGREEMENT as amended;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the AGREEMENT as follows:

1.	In Section 4.1(a), the annual maintenance fees of$50,000 shall be postponed by one (1) year. Therefore, delete:

January 1, 2013	$50,000
January 1, 2014	$50,000

and replace with:

January 1, 2014	$50,000
January 1, 2015	$50,000

2.	In consideration of these changes, LICENSEE shall pay coincident with the execution ofthis amendment, the sum of Six Thousand Six Hundred Nineteen Dollars ($6,619.00) to pay for costs incurred in the filing, maintenance and prosecution of the LICENSED PRODUCTS, LICENSED PROCESSES and LICENSED SERVICES.

3.	The remaining terms and conditions of the LICENSE AGREEMENT remain intact.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this Fifth Amendment is March 29, 2013.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		MEDIFOCUS, INC.

By:	/s/ Lita Nelson	By:	/s/ John Mon

Name:	Lita L. Nelson	Name:	John Mon

Title:	Director, Technology Licensing Office	Title:	C.O.O.